Exhibit 99.1
Final Transcript
Conference Call Transcript
DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
Event Date/Time: Aug 04, 2010 / 02:00PM GMT

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Final Transcript
Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical Company — President, CEO
Christina Hagan
Dawson Geophysical Company — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James — Analyst
Luke Lemoine
Capital One Southcoast — Analyst
Neal Dingmann
Wunderlich Securities — Analyst
Veny Aleksandrov
Pritchard Capital — Analyst
A.J. Strasser
Cooper Creek Partners — Analyst
PRESENTATION

Operator
Good morning. My name is Vernell, and I will be your conference operator today. At this time I would like to welcome everyone to Dawson Geophysical third quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. (Operator instructions) I’d now like to turn the call over to Mr. Steve Jumper, President and CEO. Please go ahead sir.

Steve Jumper — Dawson Geophysical Company — President, CEO
Thank you, Vernell. Good morning and welcome to Dawson Geophysical Company’s third quarter 2010 earnings and operations conference call. As Vernell said, my name is Steve Jumper, President and CEO of the Company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer, and Decker Dawson, Founder and Chairman of the Company.
As in the past, today’s call will be presented in three segments. Following opening remarks, Chris will discuss our financial results, and then I will return for an operations update, then open the call for questions. As is customary for us, the call is scheduled for 30 minutes and we will not provide guidance.
Just in opening, I would say that we are pleased with our third quarter results. This is our best quarter in terms of revenue and EBITDA since the second quarter of fiscal 2009, when the effect of the financial crisis of late 2008 began to take hold and seriously affect demand for our services. This is our third consecutive quarter of positive growth in revenue, EBITDA, demand, channel count and channel deployment and needless to say, we’re feeling pretty good about where we are in terms of demand and opportunities going forward.
So at this point I would like to turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.

Christina Hagan — Dawson Geophysical Company — EVP, CFO
Thank you, Steve. First let’s go over our Safe Harbor provision. In accordance with the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call, which are forward-looking and

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Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
which provide other than historical information, involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risks related to our customers, asset impairment, the availability of capital resources and operational disruptions.
A discussion of these and other factors, including risks and uncertainties, is set forth in the Form 10-K for the fiscal year ending September 30, 2009. Dawson Geophysical Company disclaims any intention or obligations to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
During this conference call, Dawson will make reference to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in Dawson’s current earnings release, a copy of which is located on the Dawson website, www.dawson3d.com.
This morning we reported revenues of $61,178,000 for the quarter ending June 30, 2010, our third quarter of fiscal 2010, compared to $52,319,000 for the same quarter in fiscal 2009, an increase of 17%. Net loss for the third quarter of fiscal 2010 was $1,019,000, compared to a net loss of $1,626,000 in the same quarter of fiscal 2009. Loss per share for the third quarter of fiscal 2010 was $0.13 compared to loss per share of $0.21 for the third quarter of fiscal 2009. EBITDA for the third quarter of fiscal 2010 increased 32% to $5,591,000 from $4,245,000 in the same quarter of fiscal 2009 and from $2,488,000 in the second quarter of fiscal 2010.
Revenues in the quarter continue to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The higher level of these charges during the third quarter was driven by the increased demand levels for the company’s services in areas with limited access. And we remind you that we are reimbursed for these expenses by our clients. Our balance sheet remains debt free and we have approximately $85 million in working capital.
With that, I’ll turn it to Steve.

Steve Jumper — Dawson Geophysical Company — President, CEO
Well, thank you, Chris. As Chris mentioned, our third quarter highlights include a 32% increase in EBITDA to $5.5 million when compared to the same quarter of fiscal 2009; a 17% increase in revenues to $61 million compared to the same quarter of 2009. We redeployed 2 crews in the second quarter of 2010 and a third crew at the end of the third quarter, just recently in June. We’ve been awarded new contracts in shale basins all over the US but particularly several large projects in the Haynesville area of East Texas and the Eagle Ford area of South Texas. We’re seeing an increased demand for services which is leading to improved utilization rates. Chris mentioned our debt-free balance sheet with $85 million in working capital and approximately 124% increase in EBITDA when compared to the second quarter of fiscal 2010.
In response to increased demand, we redeployed an additional crew in June. We now operate 12 crews in every major basin throughout the US. Utilization rates continue to improve from what we experienced in recent quarters, particularly the first quarter of 2010, although variable wet conditions in May and June across areas of the country continued to negatively impact our utilization rates and core results. A more balanced portfolio of oil and natural gas projects combined with geographic diversity and continuing operational efficiency further contributed to our stronger Q3 results.
The third-party reimbursable charges for the quarter remain at very high levels as a percentage of revenue. The percentage increase is related to lower crew revenue, but more importantly reflect, as Chris said, an increase in activity in areas such as the Marcellus, Haynesville and Fayetteville shale basins, which require more preparatory work and lead time than many other regions in the country.
Demand for our services remains steady and is greatly improved compared to the third quarter of fiscal 2009. For example, our current order book is at its highest level since the fall of 2008 and reflects commitments sufficient to maintain operations of 12 crews into calendar 2011. As I said, we currently have projects in the Marcellus Shale, Fayetteville Shale, Eagle Ford Shale, Haynesville Shale, Barnett, Niobrara, and throughout the oil-producing basins in the western regions of the country. In recent months, as I said, we’ve been awarded projects in all these basins, along with several larger projects in the Haynesville and Eagle Ford particular.
Currently our project mix is approximately 60% natural gas and 40% oil driven. Our project sizes range from very small projects of 10 square miles to very large projects of 500 to 600 square miles. Our contract mix is predominantly turnkey type contracts, although we will be entering

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into several dayrate contracts in the fourth quarter of fiscal 2010. In addition to increased crew count, our channel count utilization continues to increase. Our total channel count is approximately 120,000 channels and we will be operating 4 crews in excess of 10,000 channels in the fourth quarter. One of the crews will have a channel count approaching 15,000.
That said, while demand levels remain relatively high for mid-2009 levels, the US seismic market conditions continue to be challenging. Availability of ready projects, price competition, weather-related risk and the resurgence of multi-client surveys are among our most difficult challenges. Over the course of our company’s history, we have faced these similar challenges before. We believe the key to our long-term success is to remain disciplined in our approach to the business, maintain key employees and client relationships, acquire equipment as needed and stay focused on the balance sheet.
Our project size mix and the recent strengthening of our order book should allow us the opportunity to mitigate some of the short-term utilization rate issues we have faced in prior quarters. While pricing is competitive, our turnkey contracts should allow us to capitalize on improved crew efficiencies and productivity with increased channel count. However, I would caution that while turnkey contracts allow us more opportunities to increase margins, we also bear more risk related to weather and operational downtime.
Our commitment to helping clients identify and develop oil and natural gas reservoirs cost effectively is as strong today as it was 58 years ago. Our disciplined growth strategy enables us to continue to seek out new opportunities, clients, markets and applications of our technology.
Our Board of Directors approved a $20 million capital budget for fiscal 2010. Total capital expenditures for the fiscal year today are $16,890,000, including the purchase of the 2,000 stations of OYO GSR 4-channel 3-component recording equipment reported in the first quarter and the purchase of additional ARAM and IO RSR channels at the end of the second quarter. The balance of the $20 million fiscal 2010 budget will be used for maintenance capital requirements and the purchase of additional geophones. After our recent purchases, our balance sheet remains strong, with no debt and over $85 million of working capital.
Overall, the lower 48 seismic data acquisition market conditions continue to show signs of positive growth, certainly in comparison to 2009. There are still obstacles. Weather and land access permits will continue to impact our results going forward, particularly with our shift toward predominantly turnkey contracts. Pricing remains competitive and the overall pace of economic activity is uncertain. However, we believe the opportunity to overcome the difficult pricing environment and operational risk in our turnkey contracts exists with increased productivity and efficiency at the crew level.
In closing, our strong balance sheet with over $85 million of working capital and no debt, our asset base, the retention of key technical and operational staff, and our strong client relationships, we believe puts us in position to continue to capture what we believe is the upside of the business cycle. It is our intention to continue to operate with a conservative financial structure, remain loyal to our employees and shareholders, while continuing to focus on helping our trusted clients find oil and natural gas. And with that, operator we are ready for questions.
QUESTION AND ANSWER

Operator
(Operator instructions) Our first question is from Collin Gerry with Raymond James.

Collin Gerry — Raymond James — Analyst
Well Steve, it sounds like you’re a little bit more cautiously optimistic, your tone about the order book moving, getting some dayrate work as opposed to turnkey and maybe having a little bit of weather slippage in the last quarter, that things are picking up. Is that a fair characterization of how you’re seeing things? And then I guess to add on top of that, you mentioned how your competitors are moving to the multi-client model; I’m wondering, does that effectively tighten the capacity situation in North America to where maybe the proprietary market could see some pricing that you mentioned is still pretty low?

Steve Jumper — Dawson Geophysical Company — President, CEO

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We are optimistic. I think we’re seeing some very positive signs in the North American market. We talked about it for several quarters, continued activity in the shale basins, particularly the natural gas shale basins: the Marcellus, the Haynesville, the Fayetteville. We’re actually seeing increased activity in the Barnett, which I think many people felt was shot up and dead. But we’re seeing increased activities in some of these more oily shales and our order book is strengthening with projects of various sizes which allows us to maintain higher utilization rates and avoid downtime which was really the issue we were facing, particularly in late fiscal 2009 and early 2010. So we are optimistic and I think cautiously is a fair statement. We still don’t know what the overall economic conditions are going to look like going forward but certainly for the last several quarters Collin, we’re beginning to feel better not just about our company and our order book but the overall state of the industry which I think is showing signs of growing.
The multi-client business is out there. As we’ve talked about in the past, it is not a business model that we currently pursue. It’s very similar to the proprietary market in that some projects work very well and some may not work well and it’s certainly a factor of location, underwriting and how things are accounted for.
I do think it is helping with capacity issues. It is a competitive market for us, but I would caution that there’s still some overcapacity still in the lower 48. I don’t think we’re, by any stretch of the imagination, fully utilized across the lower 48, but nonetheless we’ve been able to see growth in our order book and we’ve got demands and requirements that our clients have projects that we need to get done, so we put the 12 crews out there that we think give us an opportunity to do very well financially but more importantly, meet the needs and demands of our clients.
I think the multi-client business is very active certainly in the Eagle Ford and there’s quite a bit of activity in the Haynesville and there’s quite a bit of activity in the Marcellus. Having said that, we’ve been awarded projects in all those areas, and so I believe we’re holding our own, even with that multi-client situation. I think as demand continues to strengthen, I think we’ll start to see some increase in pricing. I think we’re starting to see a little bit of strengthening in more of the contract terms related to weather and those types of things, more so than just a straight pricing increase. But it remains a tough market, Collin.

Collin Gerry — Raymond James — Analyst
Understood. Two more questions as it relates to that. If I try to marry that sentiment with trying to model that, it seems to me that we’re kind of hovering in this base level of margins kind of in the 10% range, call it that, plus or minus, whereas back in the heyday you were getting almost 30% and that’s when you had dayrate and that’s when you had pricing. If I bridge the gap it sounds to me like if the contract terms are strengthening a little bit and you get some more utilization and there’s a better bedrock beneath the business that maybe mid teens is achievable; is that the right way to think about it or should we think that margins right now that we’re seeing are reflective of current market conditions? I know you don’t give guidance, so I’m trying to get into that.

Steve Jumper — Dawson Geophysical Company — President, CEO
I was just about to say you sound like you’re trying to trick me into some guidance here, but you do have a good point. We are running margins that are 11 or 12% range and I would throw a couple of things at you. Number one, if you can model what the reimbursable expenses are going to be, Collin, then that’s going to greatly impact what our margins look like going forward and that’s a very difficult thing for us to do. We are running at a third-party reimbursable rate right now that’s the highest we’ve ever had it. We’ve always said that we’re in the 25 to 35% of revenue range and we’ve well exceeded that. So that is related to two things. One, we’ve had lower revenue on the crew side, but two, it reflects the increased activity in places like the Haynesville, the Fayetteville and the Marcellus where we have to have all these third parties that Chris talked about earlier.
So I think that is having an effect on the margins and I think as crew revenue begins to increase and we begin to prep in areas that aren’t necessarily the Marcellus, Haynesville and Eagle Ford and those third party charges do drop a little bit as we balance out the activity levels, not as much preparatory work, I think you could see a shift in margins that may or may not drop to the bottom line. If that makes any sense at all.

Collin Gerry — Raymond James — Analyst
     That makes a ton of sense to me. The fact the third-party is the highest it’s ever been and is well exceeding the prior range that you talk about. That trues-up a lot of the numbers, at least in my head.

Steve Jumper — Dawson Geophysical Company — President, CEO

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Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
And the other thing is we are going to have some dayrates and stuff. When we were back in what you’d call the heyday, we were about a 50/50 mix and that’s where we were comfortable. You get upside potential and you get some downside protection and will we get there or not, I don’t know. But I still think we’re down to weather and permits. Let’s not call it permits, let’s call it availability of ready projects and I think our contract mix and our order book is such that we’ve seen a continual mitigation of that risk related to permits.
We’re not having downtimes of weeks at a time. We had 9 crews working; I called it a soft 9. Now that we’ve got 12 working and I would call it a stronger 12, just based on the order book size and diversity. We’re still going to have a weather issue. I think even though we’re getting some contract terms, as we’ve always said, even in your comment of a heyday, weather is always an issue and it’s never fully mitigated. I think you’re thinking along the right track without me giving you any numbers and confirming any estimates that you’ve given.

Collin Gerry — Raymond James — Analyst
Okay. Last one for me. I’m trying to understand, if we can get into the head of your customer a little bit better, when approached if you’re drilling in one of these shale plays, with a prospect of a multi-client versus doing your own proprietary work, obviously there’s a cost tradeoff and you get to keep the data kind of a tradeoff, but could you walk us through, has the customer mix shifted, have you seen some of your customers go exclusively from proprietary to multi-client or is there a tendency for the majors to go one way versus the other? Maybe just help us understand how your customer is thinking now that both sets of data are available?

Steve Jumper — Dawson Geophysical Company — President, CEO
Both sets of data have always been available so this has been an issue that — some of the multi-client data library providers are our customers and we work for companies that provide that service and three or four of them in particular that we would consider very strong and important clients to us and we maintain relationships with all those folks. I don’t think anybody goes exclusively one way or the other. I think it has to do with location and what’s being done in the area and what opportunities exist for both the E&P company and the provider of the multi-client data library. So I don’t think this model is anything new, I just think some of these shale basins are areas where the model is starting to be used a little more.
Now, our situation, Collin, we’re not in the business of selling data. We’re in the business of helping our clients find oil and gas and we maintain very strong relationships with all of our clients and we’re in a position that we help them not just design the survey, but permit it, acquire it, process it, the whole bit. And so I think our order book strength reflects the fact that we’ve been able to maintain our client base and maintain those relationships and I think it’s more of a situation opportunity for both sides of the multi-client business, the provider and the user, than it is just a desire to be one way or the other on the E&P companies.

Collin Gerry — Raymond James — Analyst
Thanks a bunch for the help. I’ll turn it back.

Operator
Your next question is from Luke Lemoine with Capital One.

Luke Lemoine — Capital One Southcoast — Analyst
Steve, just trying to dig a little more into your order book. Could you give us some color possibly on the contract lengths, crew size, the number of contracts in the Haynesville and Eagle Ford?

Steve Jumper — Dawson Geophysical Company — President, CEO
We’ve got most of the Eagle Ford and the Haynesville stuff and the Marcellus stuff and the stuff in the Western US require higher channel count crews, so we’re going to be operating four crews in excess of 10,000 channels, one will be touching 15,000. We’ll be operating some crews with

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about 5,000 to 6,000 channels and then we’ll continue to have two of the smaller channel count crews; one working in the Marcellus and one continuing to work in the Barnett. The project sizes in the Eagle Ford tend to be larger, the Haynesville project is larger. When you get to the Marcellus, we can have project sizes from anywhere from 20 square miles up to let’s say 80 square miles. Also of course the stuff in the Barnett, there’s a lot of activity in the Barnett and all of that work tends to be very small, 10 square miles or less or so.
So I think we’ve got a pretty good mix all the way across the board in terms of crew size, project size and the number of projects. The actual number of projects I don’t have for you Luke, but I’m not sure that that number really is reflective of anything, because of the diversification of size, geographic mix and whether or not they actually get shot. Right now what we’re reporting are firm commitments but our contracts are cancelable on very short order, so maybe that’s the color you’re looking for, I’m not sure.

Luke Lemoine — Capital One Southcoast — Analyst
That’s helpful. Lastly, with your order book at these levels you haven’t seen since the fall of 2008, is there pretty good likelihood that we could see a couple more crews redeployed by year-end?

Steve Jumper — Dawson Geophysical Company — President, CEO
I don’t think so. We’re just getting projects ready, getting the 12 in the field has been an undertaking here the last 30 days or so. It’s very difficult to predict crew count. I can foresee a situation where we have some things with very short timing issues that we may have to deploy a small crew from time to time to get something shot, but right now I think we’re pretty steady with the 12 and I think we’re in a position we can keep them working fairly steady.
Luke, as I’ve talked about in the past, even back in 2007 and 2008, I’m not sure where our crew count will actually end up. What’s important is our channel count utilization continues to climb. So we’re almost fully deployed on ARAM and RSR channels, even with the crew count down to 12 and I don’t know if we’ll ever get back to the 16 or 14 but 12 feels pretty good right now. In response to your comment about the order book, I guess it’s my comment about it being as strong as it has been since the fall of 2008. Everything is relative. Order book strengthening is getting better but it’s certainly not the level that we had 2006, 2007, early 2008 timeframe.
What we’re seeing is positive growth, positive signs going forward and I guess here in about 90 days I’ll report back to you and tell you how it went.

Operator
Your next question is from Neal Dingmann, Wunderlich Securities.

Neal Dingmann — Wunderlich Securities — Analyst
     You were talking about moving over more for the dayrate. I was trying to get a sense of what do you need or what is that breakeven point, if we’re looking at that on a margin basis at what point do you have to get where it makes sense or it becomes more profitable, where you’d rather have dayrates going forward?

Steve Jumper — Dawson Geophysical Company — President, CEO
Neal, I don’t know that we have a preference either way, to be honest with you. I think in 2007 and 2008 timeframe we were 50/50 and I don’t know that that was by any great design on our part or if that’s just the way the market was reacting to capacity issues. You kind of want to be dayrates in certain parts of the country and other parts you can handle a little more risk. We do have a couple of dayrate projects that are in front of us. I don’t know that there’s any correlation between our profitability or our results to contract type. I think given the weather condition stability, if we get good weather and good permits, I think we have a chance to do very well under either contract. And so I don’t know that I can give you an answer. And I’m not trying to avoid the question; I just don’t—.

Neal Dingmann — Wunderlich Securities — Analyst

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Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
So Steve, it has a lot to do with the pass-through cost, I mean if you ‘re out East and you’re shooting dynamite and using a helicopter, do you prefer on those to do—?

Steve Jumper — Dawson Geophysical Company — President, CEO
I think you would like to be in dayrate contracts where there’s more access issues, where there’s lack of predictability on operational efficiencies, weather permits, those kinds of things. I in no way want to lead anybody to the idea that the market is so strong that we’re going to be 50/50 dayrate turnkey. We do see some dayrate things coming back but they’re in isolated areas in isolated circumstances. I don’t think it’s a reflection of the market as a whole.

Neal Dingmann — Wunderlich Securities — Analyst
Got it. Last question, it’s like the crew that you added in June, was wondering now are you going to see some more mobilization, I mean are you going to be moving more of the crews over towards either the Niobrara or Bakken or some of these areas, from the Barnett or Fayetteville, just wondering—?

Steve Jumper — Dawson Geophysical Company — President, CEO
It’s a fairly seasonal issue. We’ve got quite a bit of work in the Eagle Ford so we’ll have some activity down there and that’s an area that late fall, winter, from November to January you have to be out of that area due to other operating issues and then back East you’re going to have some weather issues, certainly in the wintertime and up North you’ll have some weather, the Bakken will have some weather issues. So I don’t see any great mobilization issues coming up probably until the first quarter of 2011, the November timeframe I think we’ll see quite a few moves, relocating. But right now, unless things change, we should be fairly steady for a while.
We have 2 in the Marcellus; we have 3 in the Barnett; 1 in Oklahoma headed to the Haynesville; 2 in the Permian Basin; 2 in Wyoming; and 2 down South Texas. That’s where we are today.

Neal Dingmann — Wunderlich Securities — Analyst
And are you getting bid activity to consider that 13th and 14th yet?

Steve Jumper — Dawson Geophysical Company — President, CEO
Not yet. As I said earlier, I don’t think, unless there’s just a very small crew deployed to pick up some things that may have timing issues, I think we’re pretty comfortable with the fact that we believe, and given the strength of the order book and the permit situation, that we can keep 12 working through, into calendar 2011. So I don’t have any great desires to continue to increase the crew count at this point.

Neal Dingmann — Wunderlich Securities — Analyst
Do you have the crews available to add a small 13th if you had to?

Steve Jumper — Dawson Geophysical Company — President, CEO
Oh yes.

Operator
Your next question is from Veny Aleksandrov with Pritchard Capital.

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Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call

Veny Aleksandrov — Pritchard Capital — Analyst
I have a couple of questions left. With everything going on in the Gulf of Mexico, do you see any money coming from offshore and possibly increase of activity for the rest of the year or early next year?

Steve Jumper — Dawson Geophysical Company — President, CEO
Veny, I don’t think we’ve seen any impact — any shift of dollars yet directly related to the Gulf situation. I think we’re probably a little early to see what the effect of that is going to be. I don’t think that’s had any tremendous impact on our bid activity.

Veny Aleksandrov — Pritchard Capital — Analyst
Thank you. We saw a rate of increase in the number of drilling rigs onshore but were they drilling with all seismic; are you shooting new seismic now that’s going to be (inaudible); what’s going on there?

Steve Jumper — Dawson Geophysical Company — President, CEO
Say that again, Veny.

Veny Aleksandrov — Pritchard Capital — Analyst
The increase in the land rigs that we already saw in the continental US, were they drilling all seismic; apparently there is still demand for seismic, but do you think we will see the increase in demand for seismic from now on because all seismic is already gone?

Steve Jumper — Dawson Geophysical Company — President, CEO
Some of these shale plays, the Marcellus and the Haynesville and some of the larger ones, there are multiple drilling locations that are generated from seismic surveys. It’s not just shoot a survey for one location; they will have several and what that number is depends on where they are and the size of the survey. So, I think there’s drilling going on right now, particularly in the shale plays that is related to prior seismic work. Having said that, the Marcellus is a very large area, the Haynesville is a very large area, the Eagle Ford is a very large area, so there’s a whole lot of stuff to be shot in those areas and there’s a whole lot of detailed work that still needs to be done in all those basins. We’re still seeing relatively high level of activity for us in the Barnett.
Of course there’s a lot of open areas that need new seismic data in the Bakken and Niobrara. So I think the increase in rig count is probably a little bit detached from any predictability of a crew count. I think over the last 20 years, I feel like in the lower 48 that seismic activity has become more of a lagging indicator than a leading indicator and so when I first came into the business in the mid ‘80s if you tracked crew count, that was a pretty good indication of what drilling activity was going to look like.
I think as we’ve moved from more of an exploration tool into more of an exploitation type tool, I think we’ve seen a shift in the lower 48 from leading indicator to lagging indicator. And having said that, the crew count in the early ‘80s was 700 or something like that and now it’s somewhere in the 30s or 40s. I don’t have an accurate number; somewhere in the 40s I guess in the lower 48. So, I think there’s a whole lot of work to be done. I think it’s going to depend, obviously, on drilling success and cash flows of our E&P clients. Gas prices are still a concern. I think what’s really helping is some of the activity in these oil related basins.

Operator
Your next question is from A.J. Strasser from Cooper Creek Partners.

A.J. Strasser — Cooper Creek Partners — Analyst

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Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call
Could you just give us a sense of where your order book — I guess you don’t break it out as a number; is that right? Can you give us a sense of where it stands versus where it stood in the past so is it back to kind of 2008 levels or just as specific as you can be. And is this the first time we’re seeing it move sequentially up? I’m just curious and I have another follow-up question after that.

Steve Jumper — Dawson Geophysical Company — President, CEO
A.J. I think we’ve seen it increase slowly since the first quarter. It’s hard to call a bottom and I don’t want to get into calling bottoms or peaks or anything like that but we’ve seen steady improvement in demand since late 2009. Our order book is by no means as strong as it was in 2007-2008 timeframe but it’s certainly a lot better than it was a year ago and I think when I say better, it’s not just the size of the order book in terms of square miles or dollars or number of projects, whatever metric you choose; I think it’s stronger in terms of project sizes and mix of oil and gas and mix of where it’s located. So I think all that together gives us a better chance to increase utilization rates.
We do not report backlog in terms of dollars or months; we feel that sometimes that doesn’t — it’s hard to anticipate when those backlog dollars pull forward into a certain quarter. So, we just try to give the market a sense of what our demand looks like and I would call it steady, improving but certainly not robust like we saw in 2007 and 2008.

A.J. Strasser — Cooper Creek Partners — Analyst
That’s really helpful. Thanks. Just another question and I think it’s been kind of asked but I’ll try to ask it in a different way. In terms of margins, I think your EBITDA margin kind of roughly 10% now, obviously still way below kind of peak EBITDA margins from eight or so quarters ago. Could we at least expect margin to remain flat to up for the foreseeable future? Is that a fair assessment?

Steve Jumper — Dawson Geophysical Company — President, CEO
Running the risk of sounding like I’m avoiding the question, I’m going to go back to the weather issue. I think if weather and projects come good, I think we’re going to see margins upwards. If we have weather issues and permit problems they could be flat to even down. I think coupled with that, going back to Collin’s original question or earlier question, it’s very difficult to predict what these levels of third party charges are going to be and if they continue to run at a very very high level like they have in the last couple of quarters, then that could have an impact to apparent margin.
I’ll just tell you this, that our position has improved from where it has been the last three or four quarters, particularly from the first quarter of this year. July was a little bit rough weather wise, had a lot of rains, particularly in Texas. Weather in August has been pretty good; we’re four days in and it’s been pretty good and I think if we continue to have good weather conditions, I just think that’s the overall factor right now is weather and permit issues.

Operator
I am showing no further questions at this time.

Steve Jumper — Dawson Geophysical Company — President, CEO
Okay. Well, if there’s no further questions I would like to thank everyone for listening in to our third quarter 2010 conference call. We’d particularly like to thank our employees for their continued effort, our clients for their continued trust and our shareholders their continued support. We’d make a note, we will be presenting at the Intercom Oil & Gas Conference in Denver on Monday, August 23rd and with that we’ll sign off and look forward to talking to you in another 90 days. Thank you.

Operator
Thank you for your participation in today’s conference call. You may now disconnect.

Final Transcript
Aug 04, 2010 / 02:00PM GMT, DWSN — Q3 2010 Dawson Geophysical Earnings Conference Call

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